Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HC2 HOLDINGS, INC.

HC2 Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), by its duly authorized officer, does hereby certify as follows:
1.The name of the corporation is HC2 Holdings, Inc.
2.The amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) set forth below was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, which provide that no meeting or vote of stockholders shall be required to adopt an amendment to the certificate of incorporation that effects only changes to a corporation’s name.
3.Article FIRST of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
“FIRST: The name of the Corporation is INNOVATE Corp. (hereinafter, the “Corporation”).”
4.This Certificate of Amendment to the Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Time on September 20, 2021.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of August 2021.

HC2 HOLDINGS, INC.
By:    /s/ Michael J. Sena
Name:    Michael J. Sena
Title:    Chief Financial Officer
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